Exhibit 99.3

ECOLAB

ECOLAB

First Quarter 2016 Teleconference

Ecolab’s webcast, including the quarterly earnings announcement, discussion and earnings guidance, and related presentation slides, is available to the public on Ecolab’s website at **www.ecolab.com/investor**. Replays of this and prior webcasts and related materials are available at that site. Listening to a webcast requires Internet access, Windows Media Player or other compatible streaming media player.

ECOLAB FIRST QUARTER 2016

1Q 2016 Overview

•	Earnings: Adjusted EPS $0.77, -4%
•	Reported EPS $0.77, flat versus last year
•	Reported and adjusted include $0.11 (14%) unfavorable currency

•	Sales: Fixed currency flat
•	Reported sales -6%; acquisition adjusted fixed currency sales -2%
•	Global Institutional, Global Industrial and Other segments +4% acquisition adjusted fixed currency sales, offset by lower Global Energy sales
•	Strong new business growth and new product introductions offset soft economies

•	Operating Margin: Continued expansion
•	Adjusted fixed currency operating margin +60 bp
•

Good volume growth, pricing and lower delivered product costs in our Global Institutional, Global Industrial and Other segments was partially offset by a decline in Global Energy sales volume and pricing

•	Outlook:
•	2Q: $1.03 to $1.11, including an $0.08, or 7%, unfavorable impact from FX/Venezuelan deconsolidation
•	2016: $4.35 to $4.55, including a $0.25 to $0.30, or 6%, unfavorable impact from FX/Venezuelan deconsolidation

SUMMARY

Continued attractive new account gains and new product introductions drove good fixed currency sales growth in our Global Institutional, Global Industrial and Other segments during the first quarter, nearly offsetting a decline in Global Energy sales. New business and ongoing cost efficiency work led the strong adjusted fixed currency operating margin expansion, more than offsetting the impact of soft economies, weak oil prices and currency headwinds. These, along with fewer shares outstanding, drove the adjusted earnings per share increase before currency translation.

While 2016 is proving to be a challenging year, we continue to focus on the same fundamental strategies that have successfully driven our strong growth record — providing the best products and service for our customers to give them the best results and lowest operating costs. They delivered again in the first quarter, and we expect them to deliver for the full year 2016.

Looking to the second quarter, we expect our Global Institutional, Global Industrial and Other segments to continue to show solid acquisition adjusted fixed currency growth, outpacing their markets and soft international economies as they leverage investments we have made to further improve sales and service force effectiveness and profitability, and more than offset lower results from our Global Energy business. We look for second quarter earnings per share to be in the $1.03 to $1.11 per share range, with that range including approximately $0.08 per share, or 7%, of unfavorable currency translation and impact from the Venezuela deconsolidation, as we continue to aggressively drive business growth.

For the full year, the Global Institutional, Global Industrial and Other segments are expected to continue to show solid fixed currency growth. Global Energy segment expectations have softened; Global Energy sales are expected to be in the lower part of our forecasted  range, down upper single digits versus last year. While the dollar has weakened somewhat, at this early point in the year we are maintaining our earnings per share forecast for 2016 to reflect the uncertain currency trends and business environment. Net, we continue to expect to outperform our markets in 2016 while also investing in the key drivers for future sustainable above average earnings growth. We expect our consolidated results to show improving comparisons in the second half, and continue to look for adjusted diluted earnings per share in the $4.35 to $4.55 range.

HIGHLIGHTS

•	Reported first quarter earnings per share were $0.77.
•

On an adjusted basis, excluding special gains and charges and discrete tax items from both years, first quarter 2016 adjusted earnings per share decreased 4% to $0.77, reflecting an $0.11, or 14%, currency headwind.

•	The adjusted earnings per share growth was driven by delivered product and other cost savings, cost efficiencies and the lower share count.
•

Our consolidated fixed currency acquisition adjusted sales were modestly lower as our Global Institutional, Global Industrial and Other segments grew 4% but were offset by lower Global Energy sales. Regional sales growth was led by Latin America and Europe.

•	Adjusted fixed currency operating margins showed strong growth, expanding 60 basis points.
•

In 2016’s difficult environment, we are focused on driving new business gains by helping customers to lower costs. We are using our industry-leading product innovation and service strengths to help customers achieve the best results and lowest operating costs, and through these, aggressively drive new account gains across all of our segments.

•	We expect second quarter adjusted earnings per share in the $1.03 to $1.11 range, reflecting a currency translation and Venezuela deconsolidation drag of approximately $0.08, or 7%.
•	Consolidated results are expected to improve, with the second half outperforming the first half. We look for full year adjusted diluted earnings per share in the $4.35 to $4.55 per share range.
•

In summary, despite a very challenging global economic and market environment, we expect to continue to deliver solid fundamental results in 2016. We remain confident in our business, our markets and our people, as well as our capacities to meet our aggressive growth objectives over the coming years.

VENEZUELA

As previously disclosed, Ecolab deconsolidated its Venezuela operations at year-end 2015. This change in accounting treatment, in which we stopped consolidating the results of our local Venezuelan operations in our 2016 financial statements, does not directly affect the local operations of our Venezuelan businesses. We continue to serve customers in Venezuela after the deconsolidation.

Also as previously disclosed, the earnings per share impact of currency on growth rates versus 2015 includes the $0.15 per share effect of the Venezuela bolivar devaluation during 2015. The combined impact of the Venezuela bolivar devaluation and deconsolidation on adjusted earnings per share represents a total year-on-year 2016 headwind of approximately

$0.17 per share.

To provide useful period-to-period comparison of results, acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post-acquisition, exclude the results of divested businesses from the previous twelve months prior to divestiture, and exclude the Venezuelan results of operations from both the current period and comparable period of the prior year.

SEGMENT / SECTOR DISCUSSION

Consolidated sales	% Change
Volume & mix	-2%
Pricing	0%
Subtotal	-2%
Acq./Div.	2%
Fixed currency growth	0%
Currency impact	-6%
Total	-6%

Amounts in the table above may reflect rounding.

Ecolab’s consolidated reported sales for the first quarter decreased 6%. Consolidated fixed currency sales for the quarter were flat. Acquisition adjusted fixed currency sales declined 2% when compared to the year ago period. Looking at the growth components, volume and mix decreased 2% versus last year while pricing was flat. Acquisitions and divestitures were 2% and currency was a negative 6%.

GLOBAL INDUSTRIAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Industrial	% Change	% Change
Food & Beverage	4%	4%
Water	5%	2%
Paper	1%	1%
Textile Care	4%	4%
Total Global Industrial	4%	2%

FOOD & BEVERAGE

First quarter fixed currency Food & Beverage sales increased 4%. Strong corporate account and share gains more than offset generally flat industry trends. Globally, Food & Beverage enjoyed strong growth in our dairy, and food operations, good sales gains in our beverage business and lower sales in our agri operations. Regions enjoyed a good performance, with the strongest growth in Latin America and Asia Pacific, while North America and Europe recorded modest gains.

Food & Beverage continues to drive sales growth using its enterprise selling approach to customers, in which we combine Ecolab’s industry-leading cleaning, and sanitizing, water treatment and Pest Elimination capabilities to demonstrate value through delivery of improved food safety results, lower operating costs and enhanced product quality for customers. This has enabled us to win business with key global customers. We look to more than offset tough industry conditions with further customer penetration and new business capture, new market growth and leverage from our strong innovation pipeline which includes Synergex, a next generation sanitizer which produces improved quality, lowers total costs and creates production efficiencies while also offering 3DTrasar’s powerful operating information capabilities.

WATER

Fixed currency Water sales grew 5%. Acquisition adjusted fixed currency Water sales increased 2%. Our core water sales rose 6% excluding mining, with good gains in the light commercial and power markets. However, these gains were partially offset by a double-digit decline in mining. Regionally, we saw strong growth in Latin America, moderate growth in Europe and Asia Pacific, North America was flat and China was down.

In these challenging markets, we continue to drive penetration and share gains in all of our water markets, leveraging our innovative solutions to help customers optimize water usage, improve results and lower our customers’ total operating costs. We continue to invest in additional new water technologies to improve customers’ operating performance, lower their operating costs and improve safety. We will continue to leverage the momentum from recent launches such as 3D TRASAR Solids, new post-treatment dewatering applications and industrial paint treatment programs. New 2016 product launches, including our proprietary new product line for large cooling systems to improve scale and corrosion control as well as reduce water and energy consumption, should also provide good growth. We also plan to introduce new boiler treatment chemistry and monitoring technology in 2016 that will maintain and extend our leadership in this critical customer application.

We remain focused on strengthening our corporate account and enterprise sales teams as well as growing our new business pipeline. We also continue to enhance our total water management solutions that deliver improved efficiency and decreased operating costs for our customers. We expect low single digit growth in the second quarter reflecting continued weak mining and China results, with improving growth in the second half of 2016 as market share gains in our heavy and light businesses and lapping comparisons on mining and China drive the sales acceleration.

PAPER

First quarter fixed currency Paper sales increased 1%. Strong growth in Latin America, driven by strong sales efforts and business wins, along with good gains elsewhere were largely offset by a decline in China.

We continue to focus on maximizing results for our customers through minimizing water and optimizing their total cost in the growth segments of board & packaging, tissue & towel, and pulp. Paper expects to show better growth in the second quarter and for the balance of the year through the globalization of best practices and the focus on delivering value through innovative solutions.

GLOBAL INSTITUTIONAL SEGMENT

Global Institutional	Fixed Rate % Change	Acq./Div. Adj. % Change
Institutional	10%	5%
Specialty	6%	6%
Healthcare	1%	1%
Total Global Institutional	8%	4%

INSTITUTIONAL

Fixed currency sales growth for the Institutional business grew 10%. Adjusted for acquisitions, fixed currency sales for Institutional grew 5%. While our end markets remain subdued, Institutional continues to outperform the market. Sales growth in North America remained strong, Asia Pacific reported solid growth, Europe saw modest sales gains and Latin America sales declined slightly in the face of slow markets in the south. New business wins, along with demand for our leading innovation and appropriate pricing, led our results.

We remain focused on strengthening our execution and delivering increased customer value, with solutions that reduce their water, energy and labor costs. Growth continues to be driven by our robust innovation in key platforms including warewashing, laundry and housekeeping, as well as ongoing investments in sales and service force and corporate account team training. This training work, which includes best practices, improved sales fundamentals, and customized market training to better address local customer issues, has been important to our successful efforts to win new business. Looking ahead, the Swisher integration remains on plan, and we expect continued solid Institutional sales growth in the second quarter and for the full year.

SPECIALTY

First quarter sales for Specialty grew 6% in fixed currencies. Quickservice sales growth was strong as we continue to see growth in our large, global accounts and food safety becomes a greater investment area for our customers. New account growth, increased service coverage, additional solutions and the timing of new customer programs leveraged generally modest industry trends to drive growth. Regionally, quickservice sales grew in all regions, benefiting from new accounts and additional customer solutions.

The food retail business posted modest sales growth as continued new customer additions and product introductions compared against a very strong period last year.

New account wins have been solid, and with our ongoing investments in new products, the sales and service force and increased solutions for customers, we look for a good second quarter and full year in 2016 for Specialty.

HEALTHCARE

Fixed currency Healthcare sales rose 1% in the first quarter. Good environmental hygiene program sales gains were offset by lower sales in Europe and a decline in OEM drapes. We had strong new business success in the quarter as we continue to drive our integrated and comprehensive environmental hygiene solutions approach for acute healthcare facilities, focusing on the operating room, patient room and central sterile, and utilizing the Ecolab value proposition of innovative products and on-site service support to reduce healthcare acquired infections and improve operational efficiencies. Integrated programs for environmental hygiene and infection prevention are still a relatively new approach for the industry and are in line with the direction in which healthcare is moving. We look for second quarter 2016 Healthcare sales to show better growth, with further improvement in the second half as new business gains benefit results.

GLOBAL ENERGY SEGMENT

Global Energy	Fixed Rate % Change	Acq./Div. Adj. % Change
Energy	-15%	-15%

First quarter fixed currency Global Energy segment sales decreased 15% reflecting the very challenging operating environment and difficult comparison to the first quarter last year, when market conditions were more favorable. We continued to outperform declining energy industry activity during the quarter. Sales in downstream continued to show good growth led by strong international markets. Wellchem, our well stimulation business (representing approximately 10% of Energy segment sales), recorded a significant decline. Our upstream production businesses (which represent approximately 65% of Energy segment sales) also declined due to weaker global market conditions.

Looking ahead, we expect the continuing good growth in downstream to be offset by declines in Wellchem and our upstream production business in 2016. We look for full year acquisition adjusted sales to decline in the upper single digit range year-on-year reflecting continued weak energy market conditions, with the second half outperforming the first. We remain aggressive, using both our industry-leading product innovation and our outstanding sales and service team to drive sales and share growth, as well as strengthen our position for future gains.

OTHER SEGMENT

Other	Fixed Rate % Change	Acq./Div. Adj. % Change
Pest Elimination	9%	9%
Equipment Care	10%	10%
Total Other	9%	9%

PEST ELIMINATION

Fixed currency Pest Elimination sales increased 9% in the first quarter. Sales to food and beverage, hospitality and restaurant customers led the growth, which was strong in all regions. We continue to drive market penetration, with innovative service offerings and technologies, as well as make progress in globalizing our market-focused capabilities and field technologies. We expect Pest Elimination sales to show further strong growth in the second quarter and for the balance of the year, showing good gains in all markets.

EQUIPMENT CARE

Equipment Care sales grew 10% in the first quarter. New customer additions continue at a solid rate, and productivity improvements from our technology investments and strong execution continues to pay off. We look for mid- to upper-single digit sales growth in the second quarter, and for the full year 2016.

MARGIN PERFORMANCE

($ millions)	2016	% sales	2015	% sales	% change
Gross Profit	$1,466.0	47.3%	$1,532.3	46.5%	-4.3%

First quarter gross margins were 47.3% and rose 80 basis points above last year. The improvement resulted from lower delivered product costs, cost efficiencies and the decline in Global Energy (which on average has a lower gross profit margin).

($ millions)	2016	% sales	2015	% sales	% change
SG&A	$1,088.2	35.1%	$1,136.8	34.5%	-4.3%

SG&A expenses represented 35.1% of first quarter sales. The 60 basis point increase reflected the decline in Global Energy (which on average has a lower SG&A ratio).

($ millions)	2016	% sales	2015	% sales	% change
Consolidated Op. Inc.	$371.5	12.0%	$387.7	11.8%	-4.2%
Consolidated Fixed Currency Op. Inc. (adj.)	$373.6	12.1%	$354.0	11.5%	5.5%

Consolidated operating income margins were 12.0%. Adjusted for special charges, fixed currency operating income margins were 12.1%, rising 60 basis points over last year’s comparable margin. Good volume growth, pricing and lower delivered product costs in our Global Institutional, Global Industrial and Other segments were partially offset by a decline in Global Energy sales volume and pricing.

($ millions - fixed currency)	2016	% sales	2015	% sales	% change
Global Industrial Op. Inc.	$128.7	11.9%	$102.6	9.9%	25.4%

Fixed currency operating income for the Global Industrial segment increased 25%. Acquisition adjusted fixed currency operating income grew 23% and margins rose 200 basis points. Volume gains, pricing, cost savings initiatives and delivered product cost savings led the increase.

($ millions - fixed currency)	2016	% sales	2015	% sales	% change
Global Institutional Op. Inc.	$196.1	18.7%	$166.3	17.1%	17.9%

Fixed currency operating income for the Global Institutional segment increased 18%. Acquisition adjusted fixed currency operating income grew 19% and margins rose 260 basis points. Results benefited from good volume gains, pricing and delivered product cost savings which more than offset business investments.

($ millions - fixed currency)	2016	% sales	2015	% sales	% change
Global Energy Op. Inc.	$60.4	7.9%	$104.2	11.7%	-42.0%

Fixed currency Global Energy segment operating income decreased 42%. Acquisition adjusted fixed currency operating income declined 46%. Volume declines and lower pricing more than offset cost savings initiatives, synergies and lower delivered product costs.

($ millions - fixed currency)	2016	% sales	2015	% sales	% change
Other Op. Inc.	$30.1	16.0%	$23.1	13.4%	30.3%

Fixed currency operating income for the Other segment increased 30% and margins expanded 260 basis points. Pricing and sales volume gains led the increase.

($ millions)	2016	2015
Corporate
Special Gains/(Ch.)	$(6.3)	$(8.4)

Corp. Expense	(41.7)	(42.2)
Total Corporate Exp.	$(48.0)	$(50.6)

The Corporate segment includes amortization expense of $42 million in both the first quarter of 2016 and 2015, related to the Nalco merger intangible assets. The Corporate segment also includes special gains and charges. Total special gains and charges for the first quarter of 2016 were a net charge of $6 million ($4 million after-tax). Special gains and charges for the first quarter 2015 were a net charge of $8 million ($5 million after-tax).

The reported income tax rate for the first quarter 2016 was 24.0%, compared with the reported rate of 27.6% in the first quarter 2015.  Excluding the tax rate impact of the special gains and charges and discrete tax items, the adjusted tax rate was 25.7% in the first quarter 2016, compared with 27.1% for the same period last year. The improved adjusted tax rate was primarily driven by the permanent enactment of the R&D tax credit and global tax planning strategies.

Ecolab reacquired 3.1 million shares of its common stock during the first quarter. The reacquired shares included 2.5 million shares acquired as part of an accelerated share repurchase undertaken during the quarter.

The net of this performance is that Ecolab reported first quarter diluted earnings per share of $0.77 compared with $0.77 reported a year ago.  When adjusted for special gains and charges and discrete tax items in both years, adjusted earnings decreased 4%, to $0.77, when compared with $0.80 earned a year ago.

BALANCE SHEET, CASH FLOW AND LEVERAGE

1Q 2016 Balance Sheet / Cash Flow

Summary Balance Sheet

	March 31
($ millions)	2016	2015
Cash and cash eq.	$268.5	$237.9
Accounts receivable, net	2,248.8	2,546.9
Inventories	1,386.1	1,503.0
Other current assets	291.5	634.0
PP&E, net	3,227.0	3,115.1
Goodwill and intangibles	10,506.0	10,855.7
Other assets	413.9	335.8
Total assets	$18,341.8	$19,228.4

	March 31
	2016	2015
Short-term debt	$1,756.6	$1,797.2
Accounts payable	986.1	950.6
Other current liabilities	1,416.8	1,372.9
Long-term debt	5,082.8	5,385.4
Pension/Postretirement	1,112.4	1,140.8
Other liabilities	1,335.0	1,645.5
Total equity	6,652.1	6,936.0
Total liab. and equity	$18,341.8	$19,228.4

Selected Cash Flow items

	Three Months Ended
	March 31
($ millions)	2016	2015
Cash from op. activities	$472.5	$112.5
Depreciation	139.6	142.1
Amortization	72.6	75.1
Capital expenditures	140.1	166.8

Selected Balance Sheet measures

	March 31
	2016	2015
Total Debt/Total Capital	50.7%	50.9%
Net Debt/Total Capital	49.7%	50.0%
Net Debt/EBITDA*	2.7	2.4
Net Debt/Adjusted EBITDA*	2.3	2.4

*EBITDA and Adjusted EBITDA are non-GAAP measures.  EBITDA is defined as the sum of operating income, depreciation and amortization.  Adjusted EBITDA is defined as the sum of adjusted operating income, depreciation and amortization. The inputs to EBITDA reflect the trailing twelve months of activity for the period presented.

Net debt to total capital was 50%, with net debt to adjusted EBITDA ratio at 2.3 times. Cash from operations and free cash flow showed a very strong increase reflecting improved working capital metrics (accounts receivable, inventory and accounts payable).

FORECAST

2016 Focus

•	Remain disciplined in a very challenging environment

•	Execute the Ecolab Model
•	Drive growth through best product/best service to produce best results/lowest total use cost
•	Leverage corporate account new business investments and momentum
•	Expect continued mid-single digit growth in Global Institutional, Global Industrial and Other segments; Global Energy outperforms challenged industry

•	Invest in the future
•	Continued investments in critical areas
•	Product innovation and new field technology
•	Enterprise systems

•	Improve cost efficiency and effectiveness

•	Focused M&A
•	Technologies, products/services, geographic expansion, opportunities in distressed markets

Looking ahead, we remain focused on our long term fundamentals: driving fixed currency organic growth through the effective implementation of our successful Ecolab model, which means offering the best products, backed by the best service, to yield the best results, at the lowest total use cost to the customer. We will use this model, along with our well-developed corporate accounts and independent customer approach, to drive superior fixed currency organic growth in the expected turbulent economic environment. While we will carefully watch our costs, we will continue to make key long term investments in our growth model and critical support systems to achieve short term benefits. We will also continue to invest in key acquisitions that improve our competitive set for the future.

As a result of this focus on our fundamentals, and as mentioned in the opening discussion, we look for our Global Institutional, Global Industrial and Other segments to continue to deliver solid acquisition adjusted fixed currency sales growth and offset lower Global Energy segment results. We expect foreign currency to have an unfavorable impact on sales of approximately 4 percentage points on second quarter sales and an unfavorable $0.08 per share, or approximately 7 percentage points, impact to earnings growth. As a result, we expect second quarter adjusted earnings to be in the $1.03 to $1.11 range compared with $1.08 earned last year. We expect to repurchase approximately $700 million of our shares in the first half of 2016, similar to 2015.

We continue to expect a strong operating performance for the full year 2016 reflecting our business balance and more than offsetting headwinds from significantly reduced energy market activity, slow international economies and currency translation. We look for continued mid-single digit fixed currency sales growth in our Global Institutional, Global Industrial and Other segments to combine with appropriate pricing and cost savings to more than offset lower Global Energy results. Net, we look for adjusted diluted earnings per share growth to improve in the second half versus the first half, and for the full year earnings to be in the $4.35 to $4.55 per share range.

SUMMARY

In summary, we once again delivered on our forecast in the first quarter, while offsetting market and currency challenges and investing in our future.  We will stay focused on driving fundamental growth in our businesses. We expect to realize good growth from our operations before still substantial currency headwinds in the second quarter, with improved growth in the second half, to deliver another year of superior earnings per share growth before the impact of currency and the Venezuela deconsolidation in 2016 while continuing to make the right investments to sustain our future growth.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This communication contains forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding our future financial and business performance and prospects, including forecasted 2016 second quarter and full year, and 2016 business and financial results, energy market activity, sales growth, performance against the market, innovation, investments, pricing, cost savings, foreign currency, Venezuela deconsolidation impact, integration status, merger and acquisition opportunities and share repurchases. These statements are based on the current expectations of management of the Company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties are set forth under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015 and other public filings with the Securities and Exchange Commission (the “SEC”) and include the vitality of the markets we serve, including the markets served by our Global Energy segment; the impact of worldwide economic factors such as the worldwide economy, credit markets, interest rates and foreign currency risk; exposure to economic, political and legal risks related to our international operations; the costs and effects of complying with laws and regulations relating to our operations; the occurrence of litigation or claims; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement except as required by law.

Non-GAAP Financial Information

This communication includes Company information that does not conform to generally accepted accounting principles (GAAP). Management believes that a presentation of this information is meaningful to investors because it provides insight with respect to ongoing operating results of the Company and allows investors to better evaluate the financial results of the Company. These measures should not be viewed as an alternative to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies. A reconciliation of reported diluted earnings per share to adjusted diluted earnings per share is provided in the table “Supplemental Diluted Earnings per Share Information” in this communication.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2015	2015	2015	2015	2015	2015	2015
Diluted earnings per share, as reported (U.S. GAAP)	$0.77	$1.00	$1.77	$0.86	$2.63	$0.69	$3.32
Adjustments:
Special (gains) and charges (1)	0.02	0.20	0.22	0.48	0.70	0.55	1.25
Tax expense (benefits) (2)	0.01	(0.13)	(0.12)	(0.06)	(0.19)	(0.02)	(0.21)
Adjusted diluted earnings per share (Non-GAAP)	$0.80	$1.08	$1.87	$1.28	$3.15	$1.22	$4.37

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2016	2016	2016	2016	2016	2016	2016
Diluted earnings per share, as reported (U.S. GAAP)	$0.77
Adjustments:
Special (gains) and charges (3)	0.01
Tax expense (benefits) (4)	(0.02)
Adjusted diluted earnings per share (Non-GAAP)	$0.77

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1)Special (gains) and charges for 2015 include restructuring charges of $1.6 million, $14.6 million, $10.0 million and $49.3 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2015 also include $3.2 million, $2.8 million, $2.4 million and $2.3 million, net of tax, in the first, second, third and fourth quarters, respectively, related to Champion integration costs. Special (gains) and charges for 2015 also include $0.5 million, $0.1 million, $0.6 million and $0.1 million, net of tax, in the first, second, third and fourth quarters, respectively, related to Nalco integration costs. Special (gains) and charges for 2015 also include $30.2 million, $124.6 million and $80.9 million, net of tax, in the second, third and fourth quarters, respectively, related to Venezuelan charges. Special (gains) and charges for 2015 also include $15.4 million, net of tax, in the fourth quarter related to a fixed asset impairment. Special (gains) and charges for 2015 also include $13.4 million, $7.8 million and $17.1 million, net of tax, in the second, third and fourth quarters, respectively, primarily related to other litigation related charges, a loss on the sale of a portion our Ecovation business and the net impact of inventory reserve and inventory cost policy harmonization efforts.

(2)The first quarter 2015 discrete tax net expense of $2.6 million is driven primarily by a change to a deferred tax liability resulting from the Naperville facility transaction. The second quarter 2015 discrete tax net benefit of $39.4 million is driven primarily from our ability to recognize a worthless stock deduction for the tax basis in a wholly owned domestic subsidiary. The third quarter 2015 discrete tax net benefit of $19.2 million is driven primarily by a the release of valuation allowances on certain deferred taxes assets and a refund claim for taxes paid in a prior period resulting from updated IRS regulations, offset partially by recognizing adjustments from filing our 2014 U.S. federal tax return. The fourth quarter discrete tax net benefit of $7.3 million is driven primarily by the finalization of prior year IRS audits, valuation allowance releases and other statute of limitation tax reserve releases.

(3)Special (gains) and charges for 2016 include restructuring charges of $1.8 million, net of tax, in the first quarter. Special (gains) and charges for 2016 also include $2.6 million, net of tax, in the first quarter, related to other charges.

(4)The first quarter 2016 discrete tax net benefit of $4.8 million is driven primarily by the release of reserves for uncertain tax positions due to the expiration of statute of limitations in non-U.S. jurisdictions.